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                                                           Exhibit (10) (c) (3)



                    Description of January 2001 Stock Grants

         In January 2001 the Company's Compensation Committee made an aggregate of 144,810 stock grants to the six executive officers of the Company (other than Donald L. Thompson, Chairman, President and Chief Executive Officer) under the Company's 1993 Stock Option and Stock Grant Plan. These stock grants vest in five years, subject to earlier vesting if specified profit before taxes levels are attained by the Company, and in certain other circumstances, including a change in control of the Company.